Exhibit 99.1

Three World Financial Center

200 Vesey Street, 10th Floor

New York, New York 10281-1010

FOR IMMEDIATE RELEASE

MONDAY, SEPTEMBER 25, 2006

CRYSTAL RIVER CAPITAL, INC. DECLARES QUARTERLY DISTRIBUTION

NEW YORK, NY—September 25, 2006—Crystal River Capital, Inc. (“Crystal River” or the “Company”) (NYSE: CRZ) announced today that the Company's Board of Directors has declared a cash distribution for the quarter ended September 30, 2006, of $0.60 per common share. The common stock cash distribution will be payable on October 27, 2006 to stockholders of record as of the close of business on October 4, 2006.

Crystal River Capital, Inc. is a publicly-traded real estate investment trust that invests in real estate related securities, real estate loans and instruments, and various other asset classes. Crystal River is externally managed and advised by Hyperion Brookfield Crystal River Capital Advisors, LLC, a wholly-owned subsidiary of Hyperion Brookfield Asset Management, Inc., and has retained Brookfield Crystal River Capital L.P. and Ranieri & Co., Inc. as sub-advisors. Crystal River’s investment philosophy is predicated on the concept of relative value. The Company intends to invest in opportunities along the real estate investment spectrum that are consistent with its goals of sustainable income and strong asset performance. Crystal River’s manager and its affiliates have extensive experience managing Crystal River’s targeted asset classes for institutional and retail investors. Crystal River commenced operations in March 2005; and as of June 30, 2006 had in excess of $3.1 billion in assets.

For more information about Crystal River or a copy of this press release visit its website at www.crystalriverreit.com.

This news release, and our public documents to which we refer, contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Although we believe that the expectations contained in any forward-looking statement are based on reasonable assumptions, we can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the effectiveness of our hedging strategies, the availability of mortgage-backed securities and other targeted investments for purchase and origination, the availability and cost of capital for financing future investments and, if available, the terms of any such financing, changes in the market value of our assets, changes in business conditions and the general economy, competition within the specialty finance sector, changes in government regulations affecting our business, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes and other risks disclosed from time to time in our filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to publicly release any update or supplement to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

COMPANY CONTACT

Marion Hayes

Assistant Vice President

Hyperion Brookfield Asset Management, Inc.

(212) 549-8413

mhayes@hyperionbrookfield.com

[CRZ-F]